Exhibit 10.18

THIRD AMENDMENT TO THE NORTEK, INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN B

WHEREAS, Nortek, Inc. (the "Company") adopted the Nortek, Inc. Supplemental Executive Retirement Plan B (the "Plan") effective January 1, 1998; and

WHEREAS, the Plan provides that the Board may, from time to time, amend said Plan provided that such amendment does not reduce the accrued benefit of any participant.

NOW, THEREFORE, the Plan is hereby amended and revised effective as of January 1, 2005 to comply with the requirement of Section 409A of the Internal Revenue Code of 1986, as follows:

1.	Section 2.9 is hereby amended to read:

        “2.9  “Disabled” means that the Participant is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of determinable physical or mental impairment which can be expected to last for a period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan of the Company.

2.	Section 5.2 is hereby amended to read:

      "5.2  Early Commencement of Benefits. A vested Participant who ceases to be an Employee before Normal Retirement Age because of retirement may thereafter elect to have his retirement benefit under the Plan commence any time after the attainment of age 55 (but not later than the Participant's Normal Retirement Date). If a Participant elects to have his retirement benefit commence before his Normal Retirement Date, the retirement benefit payable to him will be reduced using the factors set forth in Schedule B. The reduction factors shall be applied to the net benefit that would be payable at Normal Retirement Date after the offset provided for in 5.1(a)(i) above, and then the reduced benefit shall be further reduced for the offset provided for in 5.1(a)(ii)."

IN WITNESS WHEREOF, the Company has caused this Third Amendment to be executed this 31st day of October, 2006.

NORTEK, INC.

By: /s/Edward J. Cooney